Exhibit 10.36

LEASE AGREEMENT

This Lease Agreement (“Lease”), dated as of September 7, 2006, is made and entered into by Christensen Holdings, L.P., a California limited partnership (“Landlord”), and Silicon Graphics, Inc., a Delaware corporation (“Tenant”).

1. Demise. In consideration of the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, LANDLORD DOES HEREBY LEASE TO TENANT, AND TENANT DOES HEREBY LEASE FROM LANDLORD, the Premises described below (the “Premises”), upon and subject to the agreements, terms and conditions of this Lease for the Term hereinafter stated.

2. Premises. The Premises demised by this Lease are approximately 128,154 rentable square feet of space, as shown on Exhibit A attached hereto, in that certain single-story building (“Building”) at 1140 - 1154 East Arques Avenue, Sunnyvale, California, together with the non-exclusive right to use (i) the Outside Areas (as defined below) of the Property (as defined below) to the extent set forth in Paragraph 43 below, and (ii) parking set forth in Paragraph 44 below in common with other tenants and occupants of the Property. The Building and the adjacent buildings commonly known as 1130, 1188 and 1198 East Arques Avenue (the “Adjacent Buildings”) constitute part of a larger office/research and development park commonly known as 1130-1198 East Arques, as more particularly shown on Exhibit B attached hereto, with a total building area of approximately 305,846 rentable square feet (collectively, the “Property”). The parties agree to the square footage figures set forth in this Paragraph 2 notwithstanding that the actual rentable square footage of the Premises (and the portions thereof) may be more or less than that specified.

3. Term.

(a) Commencement Date. The term of this Lease (“Term”) shall be sixty (60) months commencing on the Commencement Date (as defined below), unless sooner terminated and subject to any extensions granted hereunder. The “Commencement Date” of this Lease shall be the earlier of (i) substantial completion of the Tenant Improvements (as defined below) and the Additional Work (as defined below), and (ii) the date that Tenant commences occupancy and use of the Premises for the purpose of conducting Tenant’s business operations therein (the commencement of such occupancy and use shall be deemed to constitute “possession” for purposes of this Lease and Tenant shall not be deemed to be “in possession” of the Premises prior to the commencement of such occupancy and use). For purposes of this Lease, the date of “substantial completion” of the Tenant Improvements and Additional Work shall be the date that all of the following has occurred: (i) the Tenant Improvements and Additional Work are complete except for minor items of adjustment or repair of the type commonly found on an architect’s punchlist which would not materially interfere with Tenant’s use and enjoyment of the Premises for their intended purpose; (ii) the City of Sunnyvale has approved the Tenant Improvements and Additional Work in accordance with its building code, evidenced by its completion of a final inspection and written approval of such improvements as so completed in accordance with the building permit(s) issued for the Tenant Improvements and/or Additional Work. If the Commencement Date is other than the first day of a calendar month and/or if the expiration date of this Lease is other than the last day of a calendar month,

Rent (as defined below) shall be prorated for the month in which the Commencement Date or expiration date, as applicable, occurs on the basis of the number of days that Tenant had possession of the Premises during such calendar month.

(b) Commencement Date Memorandum. When the actual Commencement Date is determined, the parties shall execute a Commencement Date Memorandum setting forth the Commencement Date and the expiration date of this Lease (which expiration date shall be sixty (60) months following the Commencement Date) in the form shown in Exhibit C.

(c) Tenant Delays. If the Commencement Date has not occurred on or before January 1, 2007 due to Tenant’s failure to complete the Tenant Improvements (provided that, at such time, the Additional Work shall have been completed as required hereunder, and provided further that such failure is not otherwise caused by Landlord’s breach of any of its obligations under this Lease (and with respect to which Tenant shall have given Landlord written notice within ten (10) days after Tenant becomes aware of such breach) or by the negligence or willful misconduct of Landlord or its Agents) then, beginning on January 1, 2007 and continuing on the first day of each calendar month thereafter until the Commencement Date, Tenant shall pay to Landlord the Base Rent set forth in Paragraph 4(a) and the Additional Rent set forth in Paragraph 4(b).

(d) Early Access.

(1) Upon execution and delivery of this Lease (and prior to the Effective Date (as defined below) and the Commencement Date), Tenant shall be permitted to enter the Premises for the purpose of commencing (and after the Effective Date, completing) the Tenant Improvements (following approval of the same by Landlord) and installing Tenant’s furniture, fixtures (including, without limitation, cable installation) and equipment and otherwise preparing the Premises for Tenant’s occupancy. For purposes of this Paragraph 3(d), the period prior to the Effective Date shall be referred to as the “Early Access Period.” Such entry onto the Premises prior to the Commencement Date shall be at Tenant’s sole risk and subject to all the terms and provisions hereof, except for the payment of Rent which shall not commence until the Commencement Date; provided, however, that Tenant’s entry onto the Premises during the Early Access Period shall be subject only to those provisions in this Lease relating to the construction and installation of the Tenant Improvements and to the other provisions set forth in this Paragraph 3(d). Notwithstanding the foregoing, Tenant shall pay prior to delinquency the cost of any utility services provided to Tenant during the Early Access Period and at any time prior to the Commencement Date, which payment shall be made directly to the utility service provider. Landlord shall have the right to impose such additional reasonable conditions on Tenant’s early entry as Landlord shall deem appropriate.

(2) During the Early Access Period, (i) Landlord shall maintain the insurance required to be maintained by Landlord pursuant to Paragraph 13 and Tenant shall maintain commercial liability insurance in such form and in such amount as required under Paragraph 14(a), (ii) Tenant shall indemnify, defend and hold harmless Landlord and its Agents (as defined below) against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) arising from the construction and installation of the Tenant Improvements by Tenant or any other activity done, permitted or suffered by Tenant, its Agents or independent contractors in and about the Premises, the Building or the Property and/or with respect to any action or proceeding brought on account of the foregoing, and (iii) Landlord shall indemnify, defend and hold harmless Tenant and its Agents against and from any and all Claims arising from the negligence or willful misconduct of Landlord or its Agents and/or with respect to any action or proceeding brought on account of the foregoing. If any action or proceeding is brought against Landlord or Tenant, as the case may be, by reason of any Claim against such party, upon written notice from the party against whom any such Claim is brought, the other party shall defend the same at its expense by counsel reasonably satisfactory to the party against whom any such Claim is brought. The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party to the extent that such policies cover the peril or occurrence that results in the Claim that is subject to the foregoing indemnity. The foregoing indemnity shall be effective only during the Early Access Period and shall survive the termination of the parties’ obligations pursuant to subparagraph (3) below.

(3) Notwithstanding the terms and provisions of Paragraph 47, the terms and provisions of this Paragraph 3(d) shall be effective and otherwise binding upon the Landlord and Tenant immediately upon execution and delivery of this Lease by Landlord and Tenant; provided, that, if the Effective Date has not occurred on or prior to September 20, 2006 and, as a result, either party shall have elected to terminate this Lease pursuant to Paragraph 47, Tenant shall cease all work with respect to the Tenant Improvements and, upon Landlord’s request, remove any Tenant Improvements installed by Tenant and repair any damage and perform any restoration work caused by such removal within ten (10) days following the cessation of such work (the “Early Access Restoration”). Upon completion by the Tenant of the Early Access Restoration (and subject to the survival of the indemnities as provided in subparagraph (2) above), the parties hereto shall have no further obligations under this Paragraph 3(d).

(4) Upon execution and delivery of this Lease, Tenant shall remit to Landlord a deposit in the amount of $153,400 (the “Early Access Deposit”) which shall constitute a security deposit for the performance by Tenant of any Early Access Restoration which it may be obligated to perform pursuant to subparagraph (3) above. If Early Access Restoration is required hereunder and Tenant fails to complete and pay for the cost of such Early Access Restoration as required under subparagraph (3) above, then Landlord shall be entitled to apply all or any portion of the Early Access Deposit to the payment of any costs or expenses incurred by Landlord to complete any Early Access Restoration which has not been completed and/or paid for by Tenant. Notwithstanding the foregoing, Tenant’s obligation to perform any Early Access Restoration and pay for the cost of same shall not be limited to the amount of the Early Access Deposit. If the Effective Date shall have occurred and as a result, no Early Access Restoration shall be required hereunder, then the Early Access Deposit shall be applied to or credited against the payment of Base Rent and Additional Rent for the first month of the Term which is due and payable by Tenant pursuant to Paragraph 4(a).

4. Rent.

(a) Base Rent. Tenant shall pay to Landlord, in advance on or before the first day of each calendar month of the Term, without further notice or demand and without offset or deduction, the monthly installments of rent specified below (“Base Rent”):

Months of Term	Base Rent
1 through 12	$125,206/month ($.977 prsf)
13 through 24	$130,333/month ($1.017 prsf)
25 through 36	$135,459/month ($1.057 prsf)
37 through 48	$140,585/month ($1.097 prsf)
49 through 60	$145,711/month ($1.137 prsf)

Within five (5) calendar days after the Effective Date, Tenant shall pay to Landlord the Base Rent and Additional Rent for the first month of the Term (such Additional Rent to be estimated on the assumption that the Term will commence on or about December 1, 2006). If the Commencement Date is other than the first day of a calendar month, Landlord will prorate the first month’s Base Rent and Additional Rent paid to Landlord and apply any credit to which Tenant may be entitled to the Base Rent and Additional Rent due on the first day of the following calendar month. Rent shall be paid to Landlord at its address noted herein, or at any other place Landlord may from time to time designate by written notice to Tenant pursuant to Paragraph 32.

(b) Additional Rent. In addition to the Base Rent, Tenant shall pay to Landlord, in accordance with this paragraph and without duplication, Tenant’s proportionate share as specified below of the following items (collectively, “Additional Rent”). Tenant’s share shall be adjusted if at any time during the term of this Lease, including any Option Period, if applicable, Tenant is leasing more or less than the original Premises leased by Tenant as of the date of this Lease.

(1) Taxes and Assessments. All real estate taxes and assessments applicable to the Property during the Term of this Lease (“Taxes and Assessments”). Taxes and Assessments shall mean any form of assessment, license, fee, levy, penalty (but only if a result of Tenant’s delinquency in payment of Additional Rent), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes) imposed by any authority having the direct or indirect power to tax or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is (i) determined by the area of the Premises, the Building or the Property, or any part thereof or the Rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of any Rent due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Premises, the Building or the Property, or any part thereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Building or the Property; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Building or the Property, whether or not now customary or within the contemplation of the parties; or (v) a surcharge against the parking area. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to Proposition 13 or any other cause are to be included within the definition of real property taxes for purposes of this Lease.

Tenant acknowledges that the Building and other buildings within the Property constitute a single tax parcel. Accordingly, the Building shall be allocated a portion of the Taxes and Assessments for the Property based upon:

(A) the assessed value of the Building as indicated by the tax assessor’s records plus

(B) 52.181% of the assessed value of the land plus

(C) its proportionate share of special assessments based on the total of the assessed value of the Building under clause (A) above and the assessed value of the land allocated to the Building under clause (B) above compared to the total assessed value of the Property.

These determinations shall be made by Landlord from the respective valuations assigned in the assessor’s work sheet or such other information as may be reasonably available. Landlord’s reasonable determination thereof, in good faith, shall be conclusive (absent manifest error). If the assessed value of the Building and/or the Property is increased by the inclusion therein of a value placed upon the personal property or improvements of the Tenant, and if Landlord pays the taxes based on such increased assessment, then Tenant shall, upon demand, repay to Landlord the portion of such taxes resulting from such increase in assessment. In the event the Premises and any improvements installed therein by Tenant or Landlord, for the benefit of Tenant, are valued by the assessor disproportionately higher or lower than those of other tenants in the Building or the Property, Tenant’s percentage share shall be readjusted upwards or downwards accordingly, and Tenant agrees to such readjusted percentage share. Such determination shall be made by Landlord from the respective valuations assigned in the assessor’s work sheet or such other information as may be reasonably available. Landlord’s reasonable determination thereof, in good faith, shall be conclusive (absent manifest error).

(2) Insurance Costs. All insurance premiums payable with respect to the Building, including premiums for special form coverage for the Building (including the cost of any earthquake insurance, if Landlord elects to maintain such coverage, such cost, however, not to exceed 150% of the cost of special form coverage for the Building during the same policy period), commercial general liability insurance, other insurance as Landlord deems reasonably necessary and any deductibles paid under policies of any such insurance (collectively, the “Insurance Costs”). To the extent that Landlord maintains insurance under one or more master policies, Landlord shall provide Tenant with satisfactory evidence of its allocation (and the methodology therefor) of the cost of any such master policies and/or deductibles paid thereunder to Tenant.

Tenant’s share of the Insurance Costs shall be the percentage determined by dividing the rentable area of the Premises by the total rentable area of the Building plus the rentable area of the building at 1130 East Arques Avenue, which the parties agree shall be 78.28%. In the event the Premises and any improvements installed therein by Tenant or

Landlord, for the benefit of Tenant, are valued disproportionately higher or lower than those of tenants in the building at 1130 East Arques Avenue, Tenant’s share shall be readjusted upwards or downwards accordingly, and Tenant agrees to such readjusted share. Such determination shall be made by Landlord from information as may be reasonably available. Landlord’s reasonable determination thereof, in good faith, shall be conclusive (absent manifest error).

(3) Outside Area Expenses. All costs to operate, manage, maintain, repair, replace, supervise, insure (including provision of general liability insurance) and administer the Outside Area including, but not limited to, watering, fertilizing, landscaping, tree work, spraying, plant and tree replacement, lighting, signage (other than signage specific to any particular tenant of any portion of the Property), repair and replacement of paving and sidewalks, drainage, fossil filters, P.I.V.’s, trash pickup and disposal, clean-up and sweeping; fire line and water therefor; and any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Outside Area and/or the Property (collectively, “Outside Area Expenses”).

Tenant’s share of the Outside Area Expenses shall be that percentage determined by dividing the rentable area of the Premises by the total rentable area of all buildings on the Property which the parties agree shall be 41.90% as of the date of this Lease.

(4) Maintenance and Repair of Building. Except as provided otherwise below, all costs to maintain, repair, and replace the Building including but not limited to the roof coverings, the floor slabs, the exterior glass and the exterior walls (including the painting and crack sealing thereof) of the Building, all utility and plumbing systems, and fixtures and equipment located on the outside of the Building and all costs associated with the maintenance, repair, installation, and replacement of Building alarm systems (if any) and fire detection systems, back flow systems and testing, fire line monitoring, washing and cleaning of exterior window and wall surfaces of the Building, and any alterations or improvements to the Building which are required to be made in order to comply with laws effective after the Commencement Date, and any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building (collectively, the “Maintenance and Repair Costs”). Notwithstanding said provisions, Tenant’s share of the cost of any improvement or replacement to the Building having a useful life of more than five years, which exceeds $25,000, shall be amortized on a straight-line basis over its useful life together with interest thereon at the rate of 10% per annum, and only the amortized portion of such cost and interest shall be included in costs recoverable by Landlord from Tenant hereunder. Also, notwithstanding anything to the contrary, Landlord shall not recover from Tenant hereunder the costs of any repair or replacement incurred in maintaining, repairing or replacing, for structural integrity, the load-bearing part of any of the exterior walls (other than for painting or crack sealing), the foundation, or the structural components of the roof, unless such repair or replacement was necessitated solely by the acts of Tenant.

(5) Management and Administration. Tenant’s share of the costs for management and administration of the Building and the Property, including a property management fee, accounting, auditing, billing, postage, employee benefits, and payroll taxes which share shall be in an amount equal to 3% of Tenant’s annual Base Rent (collectively, the “Management Costs”).

(c) Payment of Additional Rent.

(1) Upon execution and delivery of this Lease, Landlord shall submit to Tenant an estimate of Tenant’s applicable share of monthly Taxes and Assessments, Insurance Costs, Outside Area Expenses, Maintenance and Repairs Costs and Management Costs (collectively, the “Costs”) for the period between the estimated Commencement Date (which, for purposes of this provision, shall be estimated to be on or about December 1, 2006) and the following December 31 and Tenant shall pay its applicable share of such estimated Costs (which amount shall constitute Additional Rent) in advance on a monthly basis concurrently with the payment of the Base Rent. Attached hereto as Exhibit D and solely for informational purposes is a calculation of Additional Rent that would be payable for the period from January 1, 2007 to December 31, 2007. Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. By April 1 of each calendar year, Landlord shall provide to Tenant a statement showing the actual Costs due to Landlord for the prior calendar year (both the total of each of such Costs and Tenant’s share thereof as provided for herein), prorated from the Commencement Date during the first year. If the total of the monthly payments of Additional Rent made by Tenant for the prior calendar year (or portion thereof during which this Lease was in effect) is less than the actual Costs chargeable to Tenant for such prior calendar year in accordance with the terms hereof, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior calendar year shall be credited to the payment of the next due monthly installment(s) of Additional Rent.

(2) The actual Costs for the prior calendar year shall be used as the basis for the calculation of Tenant’s monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above and known to Landlord, except that in any year in which resurfacing of the parking area, exterior painting, or material roof repairs or other work are planned to be undertaken and paid for in such year, Landlord may include the estimated cost of such planned work (to the extent that such estimated cost is expected to be paid for in such year) in the estimated monthly Costs for purposes of determining Additional Rent payable hereunder.

Landlord shall make a final determination of Costs for the year in which this Lease terminates as soon as possible after termination. Tenant shall remain liable for payment of any Additional Rent due to Landlord in excess of the Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment of Additional Rent, even though the Term has expired and Tenant has vacated the Premises. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided.

(d) General Payment Terms. The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord under this Lease are referred to as the “Rent.” All Rent shall be paid without deduction, offset or abatement in lawful money of the United States of America. Rent for any partial month during the Term shall be prorated for the portion thereof falling due within the Term.

5. Late Charge. Notwithstanding any other provision of this Lease, Tenant hereby acknowledges that late payment to Landlord of Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent due from Tenant is not received by Landlord or by Landlord’s designated agent within five (5) days after the date such Rent is due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount, plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent when due hereunder. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease.

Initials:

Landlord     HC                    Tenant     DM

6. Security Deposit.

(a) On or prior to October 5, 2006, Tenant shall deposit with Landlord a security deposit in the amount of Nine Hundred Twenty Thousand Four Hundred Dollars ($920,400) (the “Security Deposit”) as security for the full and faithful performance of each and every term, covenant and condition of this Lease. The Security Deposit may be in the form of an unconditional, irrevocable, letter of credit issued by a national bank or other credit provider reasonably acceptable to Landlord (the “LOC Provider”) and in form reasonably acceptable to Landlord providing for payment in whole or in part at a location in San Mateo County against presentation of Landlord’s drafts at site without conditions, except as stated below, for the benefit of Landlord (the “Security LOC”). The Security LOC shall provide, among other things, that (i) Landlord shall have a right to draw down an amount up to the stated amount of the Security LOC upon presentation to the LOC Provider of Landlord’s statement that (i) either (1) an Event of Default has occurred under the Lease or (2) Tenant has failed to pay Base Rent or Additional Rent within three (3) calendar days after the due date thereof, and that, in either case, such amount is due and payable to Landlord under the terms and conditions of this Lease, and (ii) the Security LOC will be honored by the LOC Provider without inquiry as to the accuracy thereof. The Security LOC shall be maintained in effect in the amount required hereunder, whether through replacement, renewal or extension, through the date that is thirty (30) days after the expiration of the term of this Lease. If Tenant obtains a Security LOC with an expiration date earlier than the date set forth in the preceding sentence, Tenant shall deliver a new Security LOC in the amount required hereunder or a certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Security LOC. Failure to timely deliver such new Security LOC or certificate of renewal or extension to Landlord shall entitle Landlord to draw upon the Security LOC in full, and to retain the cash proceeds thereof as a cash security deposit for the performance of Tenant’s obligations under this Lease and in accordance with the provisions hereof applicable to a cash Security Deposit. In the event that Tenant has provided the Security Deposit in cash, it may at any time thereafter substitute a Security LOC therefor in a stated amount equal to the cash deposit (in which event, the cash deposit shall be returned to

Tenant upon delivery to Landlord of the Security LOC), and in the event that Tenant has provided the Security Deposit in the form of a Security LOC, it may at any time thereafter substitute cash therefor in an amount equal to the then required stated amount of the Security LOC (in which event, the Security LOC shall be returned to Tenant for cancellation upon delivery of the cash deposit).

(b) Landlord shall be permitted to make partial draws on the Security LOC and may use and apply the whole or any part of the Security Deposit as may be reasonably necessary (a) to remedy Tenant’s default in the payment of any Rent, (b) to repair damage to the Premises caused by Tenant and which damage is not otherwise repaired by Tenant as required under the terms of this Lease, (c) to clean the Premises upon termination of this Lease if Tenant has otherwise failed to do so as required pursuant to the terms of this Lease, (d) to reimburse Landlord for the payment of any amount which Landlord may reasonably spend or be required to spend by reason of Tenant’s default hereunder, or (e) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default hereunder and for which Tenant is liable hereunder including, without limitation, those damages provided for in California Civil Code Section 1951.2 and any successor statutes providing for damages in the event of the termination of a lease due to a default by the tenant thereunder, and those damages provided by any other provision of applicable law now or hereafter in force or provided for in equity. If Landlord draws upon all or any portion of the Security LOC for the foregoing purposes, Tenant shall, within five (5) days after written demand therefor, deliver a Security LOC in the full amount required hereunder (or an amendment to the existing Security LOC so that the stated amount of the Security LOC is equal to the amount of the Security Deposit required to be maintained hereunder). Tenant’s failure to timely deliver such new Security LOC (or amendment to the existing Security LOC) shall be a material default under this Lease and shall entitle Landlord to draw upon the balance of the Security LOC in full and retain the cash proceeds thereof as collateral for the performance of Tenant’s obligations under this Lease.

(c) As a material part of the consideration given by Tenant to Landlord to induce Landlord to enter into this Lease, Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of the execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant to the Premises, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the acts or omissions of Tenant or Tenant’s officers, agents, employees, independent contractors or invitees.

(d) Provided that all Rent due hereunder has been fully paid to Landlord, then within thirty (30) days following the later of (i) the expiration of the Term, and (ii) the date Tenant surrenders possession of the Premises to Landlord in the condition required by the terms of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant or, at the option of Landlord, to the last assignee of Tenant’s interest in this Lease. If Landlord uses or applies all or any portion of the Security Deposit in accordance with the terms of this Lease, within ten (10) days after written demand from Landlord, Tenant shall restore the Security Deposit to the amount of the Security Deposit immediately preceding any such use or application, and Tenant’s failure to do so shall be a default under this Lease. No part of the

Security Deposit shall be considered to be held in trust, to bear interest or another increment for its use, or to be prepayment for any moneys to be paid by Tenant under this Lease. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the then remaining amount of the Security Deposit to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Security Deposit.

(e) Notwithstanding the foregoing or anything to the contrary contained herein, the amount of the Security Deposit held by Landlord shall be reduced to Four Hundred Sixty Thousand Two Hundred Dollars ($460,200) (the “Reduced Amount”) on and as of the third anniversary of the Commencement Date (the “Reduction Date”), provided that (i) as of the Reduction Date, no Event of Default then exists and is continuing, (ii) Tenant’s audited year-end financial statements for the most recent fiscal year ending prior to the Reduction Date reflect Revenues (as defined below) of at least $300,000,000 and Profit Margin (as defined below) of ten percent (10%) or more, calculated according to generally accepted accounting principles, consistently applied (“GAAP”); (iii) Tenant’s balance sheet for the most recent calendar month ending at least thirty (30) days prior to the Reduction Date (the “Applicable Month”) shows cash or equivalent assets of at least $70,000,000, (iv) Tenant’s current ratio (current assets to current liabilities) for the Applicable Month is greater than 1.5, and (v) Tenant has delivered to Landlord the financial statements of Tenant for the immediately preceding fiscal year and for the Applicable Month, and, if necessary, detailed calculations, demonstrating to Landlord’s reasonable satisfaction that the conditions described in clauses (iii) and (iv) above have been satisfied (the foregoing conditions described in clauses (i) through (v), inclusive being referred to collectively as the “Reduction Conditions”). As used herein, the term “Revenues” shall mean all revenue from the operations of Tenant’s business, including, but not limited to, fee income, lease income, net equipment sales, fixed assets rolling stock sales, intercompany management fees and other income or other operating revenues derived by Tenant in accordance with GAAP accounting. The term “Profit Margin” shall mean operating earnings (earnings before income taxes) divided by Revenues, all calculated in accordance with GAAP. Upon reduction of the Security Deposit to the Reduced Amount as provided above, the balance of the Security Deposit (if in the form of a cash deposit) then held by Landlord shall be returned to Tenant or, if the Security Deposit is in the form of a Security LOC, the stated amount of the Security LOC shall be reduced (by an amendment to the Security LOC which shall be approved by Landlord) to the Reduced Amount; provided, that, at Tenant’s election, Tenant may substitute the existing Security LOC with a replacement Security LOC in a stated amount equal to the Reduced Amount and upon receipt of such replacement Security LOC, Landlord shall return the original Security LOC to Tenant. Upon reduction of the Security Deposit as provided above, Landlord shall return to Tenant that portion of any cash Security Deposit held by Landlord in excess of the Reduced Amount within fifteen (15) days following the later of (x) the Reduction Date or (y) the date on which the Reduction Conditions have been satisfied, failing which Landlord shall pay interest at the Interest Rate (as defined below) on any cash amount to be returned until such cash amount has been returned to Tenant. Notwithstanding the foregoing or anything to the contrary contained herein, upon satisfaction of the Reduction Conditions, the Security Deposit shall automatically be deemed to have been reduced to the Reduction Amount regardless of whether or not the actual amount of the Security Deposit then held by Landlord (whether in the form of cash or a Security LOC) is in excess of the Reduction Amount.

7. Intentionally Omitted.

8. Use of Premises.

(a) Permitted Uses. The Premises shall be used only for general office, customer training and/or engineering research, including engineering labs for hardware engineering and software development, and a portion of the Premises (not to exceed the usable area of the Premises currently allocated for such use) may be used as a cafe (the “Intended Use”) and for any other legally permitted uses as reasonably approved by Landlord, all to the extent permitted by governmental regulations. No printed circuit board manufacture or wafer fabrication shall be permitted, or any activities involving Hazardous Materials (as defined below), except that Tenant shall be permitted to use customary office products and cleansers and minor quantities of cleaners and solvents in connection with its business so long as such office products, cleansers, cleaners and solvents are used, stored and disposed of in compliance with all applicable laws.

(b) Compliance with Governmental Regulations. Tenant shall, at Tenant’s expense, faithfully observe and comply with all local, state and federal statutes, rules, regulations, ordinances, requirements, and orders, now in force or which may hereafter be in force pertaining to the Premises or Tenant’s use thereof, including without limitation, any statutes, rules, regulations, ordinances, requirements, or orders requiring installation of fire sprinkler systems or removal of asbestos placed on the Premises by Tenant, whether substantial in cost or otherwise, and all recorded covenants, conditions and restrictions affecting the Property (collectively, “Private Restrictions”) now in force or which may hereafter be in force; provided that no such future Private Restrictions shall materially affect Tenant’s use and enjoyment of the Premises or Property for the Intended Use and provided, that Tenant shall not be required to make any structural changes to the Premises or the Building not otherwise contemplated to be made by Tenant in connection with its Intended Use of the Premises unless the requirement for such changes is imposed solely as a result of any improvements or additions made or proposed to be made at Tenant’s request. The final unappealable judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such rule, regulation, ordinance, statute or Private Restriction, shall be conclusive of that fact as between Landlord and Tenant. Landlord represents that there are no Private Restrictions currently in effect with respect to the Premises that limit, restrict, impair or otherwise adversely affect Tenant’s use and enjoyment of the Premises for the Intended Use or otherwise preclude, restrict or limit Tenant’s ability to construct and install any of the Tenant Improvements.

9. Acceptance of Premises. Tenant acknowledges having inspected the Premises prior to the execution and delivery of this Lease. Subject to the completion of the Additional Work by Landlord as provided herein, by execution hereof, Tenant accepts the Premises as suitable for Tenant’s Intended Use and as being in good and sanitary operating order, condition and repair, AS IS, and without representation or warranty by Landlord as to the condition of the Premises or as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose. Any damage to the Premises caused by Tenant’s move-in shall be repaired or corrected by Tenant, at its expense.

10. Surrender. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and fire or other casualty excepted, with all interior walls repaired and repainted if damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced with matching tiles, all interior sides of windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm (if Tenant is at any time, pursuant to the terms of this Lease, required to maintain the HVAC system serving the premises), and all floors cleaned, all to the reasonable satisfaction of Landlord. Tenant shall not be required to remove from the Premises any of the Tenant Improvements (other than data or telecommunications cabling, which Landlord may require Tenant to remove). Notwithstanding the foregoing, Tenant shall have the right, at its option, to remove those particular Tenant Improvements more particularly described on Exhibit F attached hereto (collectively, the “Specialized Tenant Improvements”) and Landlord shall have the right, as a condition to its approval of any Specialized Tenant Improvements, to require Tenant to remove some or all of such Specialized Tenant Improvements from the Premises upon the expiration or sooner termination of this Lease. Landlord shall specify in writing to Tenant at the time of its approval of the Final Plans and Specifications (as defined below) which, if any, Specialized Tenant Improvements Tenant will be required to remove at the expiration or sooner termination of this Lease and whether or not Tenant will be required, at the expiration or sooner termination of this Lease, to remove any data or telecommunications cabling. To the extent that Tenant elects to remove, or is required to remove, any Specialized Tenant Improvements, it shall repair any damage and perform any restoration work caused by such removal. Tenant shall remove from the Premises Tenant’s personal property and if Tenant fails to do so and such failure continues after the termination of this Lease, Landlord may retain such personal property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such personal property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such personal property and storage and transportation costs of same. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord and its Agents against all loss or liability, including reasonable attorneys’ fees and costs, resulting from delay by Tenant in so surrendering the Premises.

Normal wear and tear, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises by a natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices to the extent the same are Tenant’s obligations under this Lease. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if the best standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

In the event of surrender of this Lease, Landlord shall have the option of terminating all existing subleases or accepting any sublease(s) as a direct lease or leases.

11. Alterations and Additions; Tenant Improvements; Additional Work.

(a) Other than the Tenant Improvements, Tenant shall not make, or permit to be made, any alteration or addition to the Premises, or any part thereof, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Normal repair and maintenance work (including painting and re-carpeting) shall not be deemed to be an alteration or addition to the Premises. Any alteration or addition to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable laws and requirements requested by Landlord, and in accordance with plans and specifications submitted in writing to Landlord and approved in writing. Tenant agrees not to proceed to make such alterations or additions, notwithstanding consent from Landlord to do so, until ten (10) days after Tenant’s receipt of such written consent.

(b) Subject to Tenant’s right to remove, or Landlord’s right to require Tenant to remove, any or all of the Specialized Tenant Improvements, all additions, alterations or improvements (including Tenant Improvements), including, but not limited to, heating, lighting, electrical, air conditioning, fire extinguishers, lighting fixtures, ballasts, light globes, and tubes, hot water heaters, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant, together with all property that has become an integral part of the Building, shall at once be and become the property of Landlord, and shall not be deemed trade fixtures; provided, however, that Tenant shall remove from the Premises (i) any alterations or additions that were made by or on behalf of Tenant without Landlord’s approval, and (ii) any alterations or additions that were made by or on behalf of Tenant with Landlord’s approval if, as a condition of such approval, Landlord indicated to Tenant in writing that Tenant would be required to remove such alterations and/or additions from the Premises at the expiration or sooner termination of the Lease.

(c) Landlord acknowledges that Tenant will need to make or cause to be made certain improvements to the Premises as more particularly described on Exhibit E attached hereto (collectively, the “Tenant Improvements”) in order to enable Tenant to utilize the Premises for the Intended Use. Landlord acknowledges receipt of the preliminary plans and specifications for the Tenant Improvements (the “Preliminary TI Plans”) and hereby consents to the Preliminary TI Plans, subject to its right to approve the Final Plans and Specifications. Prior to commencing construction of the Tenant Improvements, Tenant shall submit to Landlord complete final working drawings and specifications prepared by a licensed architect based upon the Preliminary TI Plans (the “Final Plans and Specifications”) for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Within five (5) business days after Landlord’s receipt of the Final Plans and Specifications, Landlord shall notify Tenant of Landlord’s approval or disapproval thereof, specifying in reasonable detail the basis for Landlord’s disapproval, if applicable. No material revisions shall be made to the approved Final Plans and Specifications unless approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord’s review of the Final Plans and Specifications shall be for Landlord’s sole purpose and shall not imply Landlord’s review of the same, nor obligate Landlord to review the same, for quality, design, compliance with laws or other like matters. Accordingly, notwithstanding that any Final Plans and Specifications are reviewed by Landlord or its space planner, architect, engineers or consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any errors or omissions contained in the Final Plans and Specifications.

(d) Landlord will provide Tenant with an improvement allowance in an amount not to exceed One Million Eight Hundred Thousand Dollars ($1,800,000) (the “TI Allowance”). The proceeds of the TI Allowance shall be used by Tenant solely for payment of the costs of the Tenant Improvements, including space planning fees, architectural and engineering fees, all costs of obtaining building permits and other necessary governmental approvals, and all direct and indirect costs of procuring, constructing and installing the Tenant Improvements, including the general contractor’s fee for overhead and profit. In no event, however, will the TI Allowance be used for any costs of procuring, moving, constructing or installing any of Tenant’s personal property in the Premises. Subject to the application of the TI Allowance thereto, all Tenant Improvements will be constructed and/or performed by Tenant at its sole cost and expense. The TI Allowance shall be paid to Tenant on a progress payment basis within fifteen (15) days after Landlord’s receipt of (i) itemized invoices for the Tenant Improvement costs to be paid, and (ii) a conditional waiver and release upon progress payment from the general contractor and applicable subcontractors. Landlord shall pay its pro rata share of each progress payment based upon the ratio of the TI Allowance to the total Tenant Improvements costs, as such ratio may be adjusted from time to time to account for any increase in the total Tenant Improvements costs. Tenant shall be responsible for the balance of each payment due to the general contractor. A ten percent (10%) retainage shall be withheld from each progress payment. Landlord shall pay Landlord’s pro rata share of such retainage within fifteen (15) days after a “Notice of Completion” (or the equivalent) has been recorded for the Tenant Improvements and Landlord has received (i) the original certificate of occupancy or other equivalent certificate covering the Premises; (ii) an endorsed copy of the recorded “Notice of Completion” (or the equivalent); (iii) an unconditional release and waiver upon final payment from the general contractor and each subcontractor and supplier engaged in connection with the Tenant Improvements; (iv) copies of all building permits, indicating inspection an approval by the issuer of the permits; (v) an architect’s certification that the Tenant Improvements have been completed in accordance with the Final Plans and Specifications; and (vi) two (2) sets of “as built” drawings for the Tenant Improvements. Landlord may, at its option, issue any check in payment of Tenant Improvement costs as a joint check payable to Tenant and Tenant’s general contractor.

(e) On or prior to the Commencement Date, Landlord shall replace or cause to be replaced certain rooftop HVAC mechanical equipment as more particularly described on Exhibit G attached hereto (the “Additional Work”). Landlord shall cause the Additional Work to be completed in a good and workmanlike manner in accordance with the specifications developed by Devcon Construction Inc. and pursuant to all of the standards and subject to all of the requirements applicable to the Tenant Improvements. The Additional Work shall be competitively bid by at least three (3) subcontractors based on specifications developed by Devcon Construction Inc. and approved by Landlord and Tenant. Landlord shall have the right to select two (2) of the subcontractors for the bidding process. The final selection of the subcontractor to perform the Additional Work shall be based on the results of the bidding process and shall be subject to the approval of Landlord and Tenant. Landlord shall solicit competitive bids (subject to the foregoing) and enter into a contract with Devcon Construction Inc., as the general contractor who will in turn enter into a subcontract with the selected subcontractor and who will supervise the completion of the Additional Work. Tenant shall have the right to participate in the bidding process and to attend all construction meetings regarding the Additional Work. Landlord shall make every effort to notify Tenant of any such meetings at least one (1) day in advance thereof but its failure to do so shall not constitute a default hereunder

(f) Landlord shall have the right to approve all construction contracts with respect to the Tenant Improvements, which consent shall not be unreasonably withheld or delayed; notwithstanding the foregoing, Landlord acknowledges that Tenant has entered into a contract with Devcon Construction Inc. as general contractor for the completion of the Tenant Improvements (the “Devcon Agreement”) and hereby approves the Devcon Agreement. Landlord shall not be entitled to receive any fees or be reimbursed for any costs incurred in connection with its review or approval of the Devcon Agreement, any other construction contracts, the Preliminary TI Plans, the Final Plans and Specifications or any other plans with respect to the Tenant Improvements or Additional Work (including any engineering, mechanical, architectural plans or any legal review), or with respect to any supervision by the Landlord of the construction by Tenant of any Tenant Improvements.

(g) The Tenant Improvements shall be constructed by Tenant in a good and workmanlike manner, in accordance with the Final Plans and Specifications approved by Landlord (subject to any non-material changes which are not required to be approved by Landlord hereunder), and in compliance with all applicable laws, pursuant to the Devcon Agreement. Tenant shall keep Landlord fully informed of all progress and shall allow representatives of Landlord to observe, inspect and monitor the construction of the Tenant Improvements. Tenant shall arrange for the Tenant Improvements to be fully warranted (labor and materials) by the general contractor, sub-contractor or appropriate supplier, as the case may be, for period of one(1) year from the completion thereof. Tenant shall be responsible for obtaining all necessary permits and approvals (including building and occupancy permits) and other authorizations from the City of Sunnyvale or other governmental agencies in connection with construction of the Tenant Improvements; provided, that Landlord shall cooperate with Tenant in obtaining such permits, approvals and/or authorizations and shall, upon request by Tenant, execute such documents as may be necessary or required in connection therewith. Tenant shall provide Landlord with copies of all required permits and approvals within thirty (30) days after completion of the Tenant Improvements.

(h) During construction of the Tenant Improvements, each of Tenant’s contractors and subcontractors shall carry workers’ compensation insurance in the statutory limits covering all of their respective employees, and commercial general liability insurance, with limits, in form, and with companies as are required under Paragraph 14 of the Lease. Tenant shall carry, or cause its general contractor to carry, builder’s special form insurance in an amount sufficient to cover the construction of the Tenant Improvements, which shall name Landlord as an additional insured. Landlord shall also be named as an additional insured on Tenant’s general contractor’s policy of commercial general liability insurance. Certificates for all insurance carried pursuant to this paragraph shall be delivered to Landlord prior to commencement of construction of the Tenant Improvements. Any such liability insurance shall provide that it is primary with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

12. Maintenance of Premises.

(a) Maintenance by Tenant. Subject to the provisions of Paragraph 12(c), throughout the Term Tenant shall, at its sole expense and at all times (whether or not such portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises), (1) keep and maintain in good order, condition, and repair, and to repair and to replace the Premises, and every part thereof, including but not limited to glass, windows, window frames, door closers, locks, storefronts, interior and exterior doors and door frames, and the interior of the Premises, (excepting only those portions of the Building to be maintained by Landlord, as provided in Paragraph 12(c)), (2) keep and maintain in good order and condition, repair, and replace all utility lighting, and plumbing systems, fixtures and equipment, including without limitation, electricity, gas, fire sprinkler and stand pipes, fire alarms, smoke detection, HVAC, water, and sewer, located in or on the Premises, and furnish all expendables, including fluorescent tubes, ballasts, light bulbs, paper goods and soaps, used in the Premises, (3) subject to Paragraph 16 hereof, repair all damage to the Building or the Outside Area caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors or invitees. Tenant shall not do anything to cause any damage, deterioration or unsightliness to the Building or the Outside Area. Tenant agrees to maintain and pay for a service contract which meets the manufacturer’s recommendations for the air conditioning, heating and ventilating systems installed in the Premises and which is approved by Landlord (the “HVAC Contract”). Landlord reserves the right to hire a licensed HVAC contractor to inspect annually the air conditioning, heating, and ventilating system. If this contractor finds deficiencies in the condition of this system, Tenant agrees to make all repairs and corrections within a reasonable period of time at Tenant’s expense, and after thirty (30) days notice pay the cost of the inspections by Landlord’s contractor. If no deficiencies are found, Landlord shall pay for the cost of the inspections. Notwithstanding the foregoing, during the first twelve (12) months of the Term of this Lease, Landlord shall pay to Tenant the amount of $2,635 per month (which amount represents the cost differential between an Airco standard HVAC service contract and an Airco “Guaranteed Lifetime Program” HVAC service contract) to cover a portion of the cost of any HVAC Contract required to be maintained by Tenant hereunder; provided, that, in lieu of Landlord making such payments to Tenant in cash each month during such 12-month period, an amount equal to $2,635 shall be credited against each monthly Additional Rent payment due and payable by Tenant during such 12-month period.

(b) Landlord’s Right to Maintain and Repair at Tenant’s Expense. Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, at Tenant’s expense, to enter the Premises and perform Tenant’s maintenance, repair and replacement work. Within thirty (30) days after invoice therefor from Landlord, Tenant shall pay all reasonable costs and expenses incurred by Landlord in connection with such maintenance, repair and replacement work. Landlord shall have the right to perform Tenant’s maintenance, repair and replacement work only if Tenant fails to take appropriate remedial action within ten (10) days after receiving written notice from Landlord specifying the nature of Tenant’s failure to comply with Paragraph 12(a) of this Lease. Notwithstanding the foregoing, if Tenant’s failure to maintain, repair or replace as required by Paragraph 12(a) of this Lease creates an immediate danger of material further damage to the Premises, Landlord shall not be required to give the notice to Tenant set forth in the previous sentence.

(c) Maintenance by Landlord. Subject to the provisions of Paragraphs 12(a), 21 and 22, and further subject to Tenant’s obligation under Paragraph 4 to reimburse Landlord, in the form of Additional Rent, for Tenant’s share of the cost and expense of the following items (other than the Structural Items (as defined below) for which Landlord shall be solely liable and with respect to which no Additional Rent shall be paid by Tenant), Landlord agrees to repair and maintain the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings), the floor slabs, and the exterior walls (including any glass therein and including the painting thereof) of the Building; the utility and plumbing systems (including fountain and sewer lines), fixtures and equipment located outside the Building; and the parking areas, landscaping, sprinkler systems, alarm system, sidewalks, driveways, curbs, and lighting systems in the Outside Area. Subject to the provisions of Paragraphs 21 and 22, Landlord shall maintain, repair, or replace for structural integrity the load bearing part of exterior walls, the foundation, and the structural components of the roof (collectively, the “Structural Items”) (providing that Tenant installs no additional air conditioning or other equipment on the roof that damages these components). Notwithstanding the foregoing or anything to the contrary contained herein, Landlord shall be solely responsible for the cost of maintaining, repairing and replacing the Structural Items and the cost thereof shall not be included as a Maintenance and Repair Cost or otherwise paid by Tenant as Additional Rent hereunder. Landlord shall not be obligated to repair minor settlement cracks on walls or floor of the Premises. Landlord shall not be responsible for minor leaking of any walls of the Building due to minor settlement cracks or porosity due thereto or as a result of porosity thereof. Landlord shall not be required to repair or maintain conditions due to any act, negligence or omission of Tenant or its agents, contractors, employees or invitees. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant that Landlord is required to repair. All work by and for Landlord shall be performed during normal working hours and not on weekends, holidays, or after normal working hours at overtime, holiday, or premium pay unless Tenant agrees to pay any overtime or additional costs incurred as a result thereof.

(d) Tenant’s Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932 (l), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.

13. Landlord’s Insurance. Landlord shall maintain in force during the Term of this Lease special form insurance covering the Building for the full replacement cost thereof and, at Landlord’s option (and subject to the qualification with respect to the cost thereof set forth in Paragraph 4(b)(2)), earthquake coverage, with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of similar buildings in comparable business parks in Santa Clara County would carry from time to time in the exercise of reasonable business judgment. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises of any insurer necessary for the maintenance of reasonable fire and public liability insurance, covering the Building and appurtenances. Landlord may maintain “loss of rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease. The premium for such loss of rents insurance shall be Additional Rent as set forth in Paragraph 4(b) (2).

14. Tenant’s Insurance.

(a) Liability Insurance. Tenant shall, at Tenant’s expense, secure and keep in force a policy of commercial general liability insurance covering the Premises, insuring Tenant, and naming Landlord and its lenders (if any) as additional insureds, against any liability arising out of the use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. The limit of any insurance shall not limit the liability of Tenant hereunder. No policy shall be cancelable or subject to reduction of coverage, without at least thirty (30) days prior written notice to Landlord, and loss payable clauses shall be subject to Landlord’s approval. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the State of California for the issuance of such type of insurance coverage and rate A:X or better in Best’s Key Rating Guide. A copy of said policy or a certificate evidencing to Landlord’s reasonable satisfaction that such insurance is in effect shall be delivered to Landlord upon commencement of the Term, and thereafter whenever said policies are renewed or modified, and also whenever Landlord shall reasonably request.

(b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its fixtures and equipment on the Premises, a policy or policies of special form insurance with standard coverage endorsement to the extent of the full replacement cost thereof. During the Term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions. Tenant shall furnish Landlord with a certificate evidencing to Landlord’s reasonable satisfaction that such insurance is currently in effect, and whenever required, shall satisfy Landlord that such policy is in full force and effect.

15. Indemnification.

Tenant shall indemnify, defend and hold harmless Landlord and its agents, employees, partners, members, shareholders, officers and directors (collectively “Agents”) against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) arising from (1) Tenant’s use of the Premises or the Building or from any activity done, permitted or suffered by Tenant, its Agents or independent contractors in and about the Premises, the Building or the Property, and (2) any act, neglect, fault, willful misconduct or omission of Tenant, or Tenant’s Agents and invitees or from any breach or default in the terms of this Lease by Tenant, and (3) any action or proceeding brought on account of any matter in items (1) or (2). If any action or proceeding is brought against Landlord or any of its Agents by reason of any such claim, upon written notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause whatsoever (except that which is caused by the sole active negligence or willful misconduct by Landlord or its Agents or by the failure of Landlord to observe any of the terms and conditions of this Lease, if such failure has persisted for an unreasonable period of time after written notice to Landlord of such failure), and Tenant hereby waives all claims in respect thereof against Landlord. Landlord shall indemnify, defend and hold harmless Tenant and its

Agents against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) arising from (1) the negligence or willful misconduct of Landlord, or Landlord’s Agents or from any breach or default in the terms of this Lease by Landlord, and (2) any action or proceeding brought on account of any matter in item (1). If any action or proceeding is brought against Tenant or any of its Agents by reason of any such claim, upon written notice from Tenant, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant. The obligations of Landlord and Tenant under this Paragraph 15 shall survive any termination of this Lease.

The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

16. Subrogation. Landlord and Tenant hereby mutually waive any claim against the other during the Term for any loss or damage to any of their property located on or about the Premises, the Building or the Property (and including the Premises, Building and Property) that is caused by or results from perils covered by insurance carried (or required to be carried pursuant to the terms of this Lease) by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Nothing in this Paragraph 16 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

17. Free from Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant and Tenant hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including reasonable attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a “Notice of Nonresponsibility”. If Tenant fails to so remove any such lien within the prescribed ten (10) day period, then Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord as Additional Rent for such amounts upon demand. Such reimbursement shall include all costs incurred by Landlord including Landlord’s reasonable attorneys’ fees with interest thereon from the date advanced or paid by Landlord at the Interest Rate.

18. Advertisements and Signs. Subject to Tenant’s receipt of all necessary governmental approvals, Tenant shall be permitted to install and maintain, at Tenant’s sole cost and expense, (i) identification signage at each of the entry areas on the exterior of the Building pursuant to the Building’s master signage program with the City of Sunnyvale, and (ii) Tenant identification signage on the two monument signs in the Outside Area provided for tenants of the Building and the Adjacent Buildings, all as depicted on Exhibit H attached hereto. Tenant shall be entitled to use its pro rata share of the monument signs. The size, design, materials and exact location of Tenant’s signage shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld. Tenant shall not place or permit to be placed in, upon, or about the Premises or the Property any other signs, advertisements or notices without obtaining Landlord’s prior written consent or without complying with applicable law, and will not conduct, or permit to be conducted, any sale by auction on the Premises or otherwise on the Property. Tenant shall remove any sign, advertisement or notice placed on the Premises by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Property caused thereby, all at Tenant’s expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Property at Tenant’s sole cost and expense.

19. Utilities. Tenant shall contract directly with the appropriate utility provider for all water, gas, electricity, sewer, and refuse pickup for the Building and Landlord shall have no responsibility therefor. Tenant shall also be responsible for all telephone services, janitorial service and any other utilities and services furnished directly to and used by Tenant in, on or about the Premises during the Term, together with any taxes thereon, and shall promptly pay all charges for any utilities and services furnished to the Premises as and when due. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the gross negligence or willful misconduct of Landlord. In addition, Tenant shall not be entitled to any abatement or reduction of Rent by reason of such failure or interruption, no eviction of Tenant shall result from such failure or interruption, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of such failure or interruption.

20. Entry by Landlord. Tenant shall permit Landlord and its Agents to enter into and upon the Premises at all reasonable times, upon reasonable notice of no less than twenty-four (24) hours, (except in the case of an emergency, for which only as much notice as can reasonably be given under the circumstances shall be required), and subject to Tenant’s reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or tenants or to alter, improve, maintain and repair the Premises as required or permitted of Landlord under the terms hereof. Landlord and its Agents shall also be permitted to access the roof of the Building to maintain and repair the roof of the Building and any Building equipment located on the roof, including HVAC equipment, and no prior notice to Tenant shall be required for any such access. In each instance, such entry or access by Landlord or its Agents shall be without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the gross negligence or willful misconduct of Landlord or its Agents). Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” or “for lease” signs, provided that Landlord may post such “for lease” signs and exhibit the Premises to prospective tenants only during the six (6) months prior to the expiration of this Lease. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises.

21. Destruction and Damage.

(a) If the Building is damaged by fire or other perils covered by extended coverage insurance, Landlord shall, at Landlord’s option:

(i) In the event of total destruction of the Building (which shall mean destruction or damage in excess of fifty percent (50%) of the full insurable value thereof), to elect either to commence promptly to repair and restore the Building and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Building, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the occurrence of such destruction. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date of such total destruction.

(ii) In the event of a partial destruction of the Building (which shall mean destruction or damage to an extent not exceeding fifty percent (50%) of the full insurable value thereof) for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction (subject to any applicable deductible) and, if the damage thereto is such that the Building may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within one hundred eighty (180) days from the date of such destruction, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event the Lease shall continue in full force and effect. If such repair and restoration requires longer than one hundred eighty (180) days or if the insurance proceeds therefor (plus the amount of any applicable deductible and any amounts Tenant may elect or may be obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event the Lease shall continue in full force and effect, or not to repair or restore, in which event the Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention within sixty (60) days after the destruction occurs. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date of such partial destruction.

(b) If the Building is damaged by any peril not covered by extended coverage insurance, and the cost to repair such damage exceeds any amount Tenant may agree to contribute (at its sole election and without any obligation to do so), Landlord may elect either to commence promptly to repair and restore the Building and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Building, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the occurrence of such damage. If Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.

(c) In the event of repair and restoration as herein provided, the monthly installments of Base Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration, unless the damage was caused by the negligent or willful acts of omissions of Tenant, in which event there shall be abatement of Base Rent only to the extent of rental abatement insurance proceeds received by Landlord. Tenant shall not be entitled to any compensation or damages for loss of use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.

(d) If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall promptly repair or restore only those portions of the Building and Premises which were originally provided at Landlord’s expense, substantially to their condition existing immediately prior to the occurrence of the damage or destruction; and Tenant shall promptly repair and restore, at Tenant’s expense, Tenant’s fixtures, improvements, alterations and additions in and to the Premises or Building which were not provided at Landlord’s expense.

(e) Notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall have the right, at its sole option, to terminate this Lease upon a total destruction of the Building as described in Paragraph 21(a)(i), if the Premises cannot be restored within two hundred ten (210) days from the date of such destruction, by delivering written notice of such election to Landlord within sixty (60) days of the occurrence of such total destruction. Subject to the foregoing, Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4) which permit termination of a lease upon destruction of the leased premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Paragraph 21 shall govern exclusively in case of such destruction.

22. Condemnation. If twenty-five percent (25%) or more of the Building or the parking area for the Premises is taken for any public or quasipublic purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), Landlord or Tenant may, at its option, terminate this Lease as of the date title vests in the condemning party. If the Building after any Condemnation and any repairs by Landlord would be untenantable for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. Tenant shall not, because of such taking, assert any claim against Landlord. Landlord shall be entitled to receive the proceeds of all Condemnation awards (except separate awards for trade fixtures, the then unamortized cost of the Specialized Tenant Improvements, and relocation expenses), and Tenant hereby assigns to Landlord all of its interest in such awards. If less than twenty-five percent (25%) of the Building or the parking area is taken, Landlord, at its option, may terminate this Lease unless (i) Tenant shall agree, at its sole option, to continue the Lease in effect as to the portion of the Premises which is not subject to the Condemnation (in which case Rent shall be adjusted to reflect the decreased square footage of the Premises), (ii) the parking available to Tenant following the condemnation is legally sufficient to permit Tenant to conduct business at the Premises, and (iii) the Condemnation awards received by Landlord (together with any additional amounts which Tenant agrees to contribute, in its sole discretion and without any obligation to make any such contribution) are sufficient to restore the Premises and/or the Property to a condition which will permit Tenant to utilize the remaining Premises for the Intended Use, in which case, Landlord shall complete the restoration of the Premises and/or Property as provided below and this Lease shall continue in effect, subject to adjustment of Base Rent as provided below. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises and/or the Property, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Base Rent corresponding to the time during which, and to the portion of the floor area of the Building (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate the Lease in the event of a partial taking of the Premises, and any other applicable law now or hereafter enacted, are hereby waived by Landlord and Tenant.

23. Assignment and Subletting.

(a) Subject to Paragraph 23(d), Tenant shall not voluntarily or by operation of law, (1) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (2) assign or transfer this Lease or any interest herein, sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A change in control of Tenant shall constitute an assignment requiring Landlord’s consent. A transfer, on a cumulative basis, of more than fifty percent of the voting control of Tenant shall constitute a change in control for this purpose. When Tenant requests Landlord’s consent to such assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles or other accounting method reasonably acceptable to Landlord. Tenant shall also provide Landlord with a copy of the proposed sublet or assignment agreement, including all material terms and conditions thereof. Landlord shall then have the option, to be exercised within ten (10) days of receipt of the foregoing, to (1) cancel this Lease as of the commencement date stated in the proposed sublease or assignment but, with respect to any proposed sublease, only with respect to that portion of the Premises being sublet pursuant to such proposed sublease, (2) acquire from Tenant the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (3) consent to the proposed assignment or sublease, or (4) refuse its consent to the proposed assignment or sublease, providing that such consent shall not be unreasonably withheld, conditioned or delayed.

(b) Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord may take into account the reputation and creditworthiness of the proposed assignee or subtenant, the character of the business proposed to be conducted in the Premises or portion thereof sought to be subleased, and the potential impact of the proposed assignment or sublease on the economic value of the Premises. In any event, Landlord may withhold its consent to any assignment or sublease if (1) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Paragraph 8(a) or (b) above or with any other lease which restricts the use to which any space in the Building may be put, or (2) the proposed assignment or sublease contemplates alterations, improvements or additions to the Premises or portions thereof for which Landlord’s consent is required pursuant to the terms of this Lease and, because of the nature of such alterations, improvements or additions, Landlord would not be unreasonable in withholding its consent pursuant to Paragraph 11.

(c) If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the difference, if any,

between (1) the Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease, and (2) the rent and any additional rent paid by the assignee or sublessee to Tenant, after deducting customary real estate commissions and reasonable attorneys’ fees, if any, incurred by Tenant in connection with any such assignment or sublease. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease with respect to the payment of Rent. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant. A consent to one assignment, subletting, occupation or use, shall not constitute consent to any subsequent assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting without Landlord’s consent (to the extent such consent is expressly required hereunder) shall be void, and shall, at the option of Landlord, constitute an Event of Default under this Lease.

(d) Notwithstanding the provisions of this Paragraph 23 to the contrary, Landlord’s prior written consent shall not be required for, and Landlord shall not have the right to terminate this Lease pursuant to Paragraph 23(a) with respect to, an assignment or sublease to (i) an entity which controls, is controlled by, or is under common control with, Tenant, (ii) any entity resulting from a merger or consolidation with Tenant, or (iii) any person or entity which acquires substantially all of the assets of Tenant as a going concern of the business that is conducted at the Premises, provided that in each such instance, Tenant gives Landlord written notice of any such assignment or sublease and, in the event of an assignment, the assignee has a net worth which is equal to or greater than the Tenant’s net worth at the time of the assignment and assumes, in writing, for the benefit of Landlord, all of Tenant’s obligations under the Lease (any assignee described in clauses (i), (ii) or (iii) above being referred to herein as a “Permitted Assignee”).

(e) Tenant shall pay Landlord’s reasonable fees, including a reasonable administration fee, not to exceed One Thousand Dollars ($1,000.00) per transaction, incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease.

(f) Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Paragraph 23 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.

24. Tenant’s Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (each, an “Event of Default”):

(a) The abandonment of the Premises by Tenant (provided, that, Tenant shall not be deemed to have abandoned the Premises if Tenant shall have vacated all or any portion of the Premises but is continuing to pay Rent in accordance with the terms of this Lease);

(b) Failure to pay any installment of Base Rent or Additional Rent due and payable hereunder, said failure continuing for a period of three (3) calendar days after written notice from Landlord of such failure;

(c) Failure to pay any Rent, other than Base Rent or Additional Rent, due and payable hereunder, said failure continuing for a period of ten (10) calendar days after written notice from Landlord of such failure;

(d) A general assignment by Tenant for the benefit of creditors;

(e) Other than the Existing Bankruptcy Case, the filing of a voluntary petition in bankruptcy by Tenant, the filing of a voluntary petition for an arrangement, the filing of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by Tenant’s creditors, said involuntary petition remaining undischarged for a period of sixty (60) days;

(f) Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;

(g) Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Paragraphs 29, 30 or 39; provided, that the occurrence of any event described in this clause (g) shall not constitute an Event of Default unless Landlord has elected to treat such event as an Event of Default pursuant to a written notice given to Tenant;

(h) The execution by Tenant of an assignment or sublease with respect to this Lease or the Premises by Tenant contrary to the provision of Paragraph 23, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto; provided, that the occurrence of any event described in this clause (h) shall not constitute an Event of Default unless Landlord has elected to treat such event as an Event of Default pursuant to a written notice given to Tenant;

(i) Failure of Tenant to restore the Security Deposit to the amount and within the time period provided in Paragraph 6 above;

(j) Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as Events of Default in other Paragraphs or elsewhere in this Paragraph 24, which shall be governed by such other Paragraphs), which failure continues for thirty (30) calendar days after written notice thereof from Landlord to Tenant provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(k) Chronic delinquency by Tenant in the payment of Base Rent of Additional Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” shall mean failure by Tenant to pay Base Rent or Additional Rent, or any other periodic payments required to be paid by Tenant under this Lease within (5) calendar days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any twelve (12) month period. In the event of a Chronic Delinquency, in addition to Landlord’s other remedies for an Event of Default provided in this Lease, at Landlord’s option, Landlord shall have the right to require that Base Rent and Additional Rent be paid by Tenant quarterly, in advance.

Tenant agrees that any written notice given by Landlord pursuant to Paragraph 24(b), (c), (j) or (k) above shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

25. Landlord’s Remedies.

(a) Termination. In the event of the occurrence of an Event of Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses reasonably and necessarily incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Landlord as a result of an Event of Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to ten percent (10%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption of relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant hereunder.

(b) Continuation of Lease. In the event of the occurrence of an Event of Default, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after the occurrence of an Event of Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of the occurrence of an Event of Default, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Paragraph 25(c) or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph 25(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rent and other sums received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of the occurrence of an Event of Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any Rent other than Base Rent or Additional Rent due hereunder from Tenant to Landlord; (3) to the payment of any reasonable costs of such reletting; (4) to the payment of the costs of any reasonable alterations and repairs to the Premises required to be made at Landlord’s expense in connection with any such reletting; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rent and other sums received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by

Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses reasonably and necessarily incurred by Landlord in such reletting (and not otherwise reimbursed to Landlord) or in making such alterations and repairs not covered by the rent and other sums received from such reletting.

(e) No Termination Implied. No re-entry or taking of possession of the Premises by Landlord pursuant to this Paragraph 25 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of the occurrence of an Event of Default, Landlord may at any time after such reletting elect to terminate this Lease as a result of such Event of Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger takes place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within (5) days after such surrender.

26. Attorney’s Fees. In the event any legal action or proceeding, including arbitration and declaratory relief, is commenced for the purpose of enforcing any rights or remedies pursuant to this Lease, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, as well as costs or suit, in said action or proceeding, whether or not such action is prosecuted to judgment.

27. Taxes. Tenant shall be liable for and shall pay, prior to delinquency, all taxes levied against personal property and trade or business fixtures of Tenant. If any alteration, addition or improvement installed by Tenant pursuant to Paragraph 11, or any personal property, trade fixture or other property of Tenant, is assessed and taxed with the Property, Tenant shall pay such taxes to Landlord within fifteen (15) days after delivery to Tenant of a statement therefor.

28. Effect of Conveyance. The term “Landlord” as used in this Lease, means only the owner for the time being of the Property containing the Building, so that, in the event of any sale of the Property or the Building, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing from and after the transfer, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Property or the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

29. Tenant’s Estoppel Certificate. From time to time, upon written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord or its designee, a written certificate stating (a) the date this Lease was executed, the Commencement Date of the Term and the date the Term expires; (b) the date Tenant entered into possession of the Premises for purposes of the Commencement Date; (c) the current amount of Base Rent and Additional Rent payable by Tenant hereunder and the date to which such Rent has been paid; (d) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or, if assigned, modified, supplemented or amended, specifying the date and terms of any agreement so affecting this Lease); (e) that this Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises (or specifying such other agreements, if any): (f) that all obligations under this Lease to be performed by Landlord as of the date of such certificate have been satisfied (or specifying those as to which Tenant claims that Landlord has yet to perform); (g) that all required contributions by Landlord to Tenant on account of the Tenant Improvements or other improvements, alterations or additions to the Premises have been received (or stating exceptions thereto); (h) to the best of Tenant’s knowledge that on such date there exist no defenses or offsets that Tenant has against the enforcement of this Lease by Landlord (or stating exceptions thereto); (i) that no Base Rent or Additional Rent payable by Tenant hereunder has been paid more than one (1) month in advance (or stating exceptions thereto); (j) that if a security deposit has been made with Landlord, stating the amount thereof; and (k) any other matters evidencing the status of this Lease that may be reasonably required either by a lender making a loan to Landlord to be secured by a deed of trust covering the Premises or by a purchaser of the Premises. Any such certificate delivered pursuant to this Paragraph 29 may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Premises. If Tenant shall fail to provide such certificate within ten (10) days of receipt by Tenant of a written request by Landlord as herein provided, such failure shall, at Landlord’s election, constitute an Event of Default under this Lease.

30. Subordination. Landlord shall have the right to cause this Lease to be and remain subject and subordinate to any and all mortgages or deeds of trust that may hereafter be executed covering the Premises (“Encumbrances”), or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof, provided, that, in the event of the foreclosure of any such Encumbrance, so long as Tenant is not in default hereunder, the holder thereof (“Holder”) shall agree to recognize Tenant’s rights under this Lease as long as Tenant shall pay the Rent as and when due pursuant to the terms of this Lease and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) days after Landlord’s written request, Tenant shall execute, acknowledge and deliver any and all reasonable documents required by Landlord or the Holder to effectuate such subordination and non-disturbance. If Tenant fails to do so, such failure shall, at Landlord’s option, constitute an Event of Default under this Lease. Notwithstanding anything to the contrary set forth in this Paragraph 30, Tenant hereby agrees to attorn to any person or entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under an Encumbrance provided that such person or entity has granted a non-disturbance to Tenant as described above. Landlord hereby represents to Tenant that there are no Encumbrances as of the date of execution of this Lease. As a condition to the subordination of this Lease to any future Encumbrances, Tenant shall receive a non-disturbance agreement from the Holder of such Encumbrance, in recordable form and otherwise reasonably acceptable to Tenant, providing that, so long as no Event of Default has occurred and is continuing under this Lease, the Holder thereof shall recognize Tenant’s rights under this Lease, and this Lease shall continue in full force and effect as a direct lease between such Holder and Tenant notwithstanding any such foreclosure or enforcement proceeding.

31. Environmental Covenants.

(a) As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commissions, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment. Without limiting the generality of the foregoing, the term “Hazardous Material” shall include all of those materials and substances defined as “hazardous materials” or “hazardous waste” in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

(b) Tenant represents, warrants and covenants (i) that subject to the provisions of Paragraph 8(a) it will use and store in, on or about the Premises, only those Hazardous Materials that are necessary for Tenant to conduct its business activities on the Premises, (ii) that, with respect to any such Hazardous Materials, Tenant shall comply with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use, disposal or cleanup of Hazardous Materials, including, but not limited to, the obtaining of proper permits, and (iii) that it will not dispose of any Hazardous Materials in, on or about the Premises under any circumstances.

(c) Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant, Landlord or the Premises concerning a Hazardous Material and affecting the Premises or the Property. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the right to negotiate, defend, approve and appeal, any action taken or order issued with regard to a Hazardous Material by an applicable governmental authority. Landlord shall immediately notify Tenant of any inquiry, test, investigation or enforcement proceeding against the Premises concerning a Hazardous Material on the Premises. Tenant shall pay Landlord’s cost of negotiating, defending or appealing any action or order issued with regard to any Hazardous Material by an applicable governmental authority if Tenant caused, permitted or suffered such Hazardous Material to come onto the Premises.

(d) If Tenant’s storage, use or disposal of any Hazardous Material in, on or adjacent to the Premises results in any contamination of the Premises, the Building or the Property (or the soil or surface, or groundwater under the property) (1) requiring remediation under federal, state or local statutes, ordinances, regulations, or policies, or (2) at levels which are unacceptable to Landlord, in Landlord’s reasonable judgment, Tenant agrees to clean up said contamination. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claims, liabilities, suits, causes of action, costs, expenses or fees, including reasonable attorneys’ fees and costs, which Landlord may incur arising out of or in connection with any remediation, cleanup work, inquiry or enforcement proceeding in connection therewith, and any Hazardous Materials currently or hereafter used, stored or disposed of by Tenant or its agents, employees, contractors or invitees in, on or adjacent to the Premises.

(e) Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord shall have the right upon reasonable prior written notice (except in an emergency or in a situation where there is a danger of immediate further contamination, in which case only such prior notice as may reasonably be given will be required) to enter the Premises or to have consultants enter the Premises throughout the Term of this Lease for the purpose of (1) determining whether the Premises are in conformity with federal, state and local statues, regulations, ordinances, and policies including those pertaining to the environmental condition of the Premises, (2) conducting an environmental audit or investigation of the Premises for purposes of sale, transfer, conveyance or financing, (3) determining whether Tenant has complied with this Paragraph 31, and (4) determining the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials, or to remove Hazardous Materials (except to the extent used, stored or disposed of by Tenant or its agents, employees, contractors or invitees in compliance with applicable law). Tenant agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the term of this Lease but shall not perform such inspections more than once in any twelve-month period unless Landlord has reason to suspect or believe that Tenant is in violation of the provisions of this Paragraph 31. To the extent such inspection discloses the presence of Hazardous Materials used, stored or disposed of other than in accordance with subparagraph (b)(ii) above, Tenant shall reimburse Landlord for the reasonable cost of such inspections within ten (10) days of receipt of a written statement thereof. If the consultants conducting such inspections determine that the Premises is contaminated with Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees in violation of Paragraph 31(b), Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Landlord and any applicable governmental agencies. The right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord’s part to inspect the Premises, or liability of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Landlord shall be liable for the gross negligence or willful misconduct of Landlord or its agents, employees or consultants in conducting the aforementioned inspections.

(f) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste and Hazardous Materials used, stored or disposed of by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all governmental statutes, ordinances, regulations and policies and the provisions of this Paragraph 31.

(g) Tenant’s obligations under this Paragraph 31 shall survive termination of this Lease, and Tenant waives the statute of limitations, as to Landlord, applicable to any action brought hereunder.

(h) Landlord hereby discloses to Tenant that the Premises and the Property are in an area in which contamination of soils or groundwater by Hazardous Materials may exist as a result of the actions of a third party. If Tenant desires more definite information regarding the existence or possible existence of contamination by Hazardous Materials of soils or groundwater of or beneath the Premises, the Property, or other real property in the general area of the Property, then Tenant shall investigate such matters. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to obtain written confirmation from the California Regional Water Quality Control Board that no action will be taken against a tenant of the Premises, in form similar to that certain letter attached hereto as Exhibit I.

32. Notices. All notices, demands, requests, consents, approvals, submittals or communications which may or are to be required or permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or overnight courier, addressed to the addressee at the address for such addressee as specified below, or to such other place as such party may from time to time designate in a notice to the other party given as provided herein. Notice shall be deemed given and effective upon actual receipt (in the case of personal service or overnight courier) or two days after deposit in the United States mail, to the following addresses:

To the Landlord:	Christensen Holdings, L.P.
801 American Street
San Carlos, CA 94070
Attention: Gavin Christensen

To the Tenant:	Silicon Graphics, Inc.
1140 East Arques Avenue
Sunnyvale, CA 94085
Attention: Mary Clifford

and

Silicon Graphics, Inc.
1140 East Arques Avenue
Sunnyvale, CA 94085
Attention: Vice President of Facilities

with copies to:	Silicon Graphics, Inc.
1200 Crittenden Lane
Mountain View, CA 94043
Attention: Mary Clifford/Vice President of Facilities

(Prior to Commencement Date)

and

United Properties
3500 American Boulevard W — #200
Bloomington, MN 55431
Attention: Jill Campbell/Lease Administrator

33. Waiver. The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord following the occurrence of an Event of Default shall impair such a right or remedy or be construed as a waiver. Any waiver by landlord of any Event of Default must be in writing and shall not be a waiver of any other Event of Default concerning the same or any other provisions of this Lease.

34. Holding Over. Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute an Event of Default and, without limiting Landlord’s remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate of one hundred fifty percent (150%) of the Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

35. Successors and Assigns. The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

36. Time. Time is of the essence of this Lease and each and every term, condition and provision herein.

37. Brokers. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except CPS and Holcomb Realty (“Landlord’s Brokers”) and Tenant represents to Landlord that Liberty-Greenfield/California, Inc. (“Tenant’s Broker”) is its sole real estate broker in such negotiations, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorney’s fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party. Landlord shall pay a commission to Landlord’s Brokers in accordance with a separate agreement among Landlord and Landlord’s Brokers. In addition, Landlord shall pay a commission to Tenant’s Broker in the aggregate amount of $487,652, such amount to be paid one-half ($243,826) on October 5, 2006 and one-half ($243,826) on the Commencement Date. Landlord hereby indemnifies and agrees to hold Tenant harmless from any claims, costs or expenses made by

Tenant’s Broker or Landlord’s Broker against Tenant for any commissions due and payable to them by Landlord hereunder. Tenant hereby indemnifies and agrees to hold Landlord harmless from any claims, costs or expenses made by Tenant’s Broker against Landlord in connection with any dispute between Tenant and Tenant’s Broker (other than a dispute regarding or arising from Landlord’s failure to pay, at the times and in the amounts provided above, any commissions which Landlord is obligated to pay hereunder to Tenant’s Broker). No brokerage fee or commission shall be paid by Landlord on any renewal of this Lease, or the exercise of any option to extend the term under this Lease.

38. Rules and Regulations. Tenant agrees to comply with such reasonable rules and regulations as Landlord may adopt from time to time for the orderly and proper operating of the Building and parking and other common areas provided that similar rules and regulations are also applicable to other tenants of the Property. Such rules may include but shall not be limited to the following: (a) restriction of employee parking to a limited, designated area or areas; and (b) regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant. The rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said rules and regulations. In the event of any conflict between the rules and regulations and this Lease, this Lease shall control.

39. Mortgagee Protection.

(a) Modifications for Lender. If, in connection with obtaining financing for the Premises or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not impact any Rent or other payments to be made by Tenant hereunder or otherwise adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.

(b) Rights to Cure. Tenant agrees to give to any Holder, by registered mail, at the same time as it is given to Landlord, a copy of any notice of default given to Landlord, provided that prior to such notice Tenant has been notified, in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional twenty (20) days after expiration of such period, or after receipt of such notice from Tenant (if such notice to the Holder is required by this Paragraph 39(b), whichever shall last occur, within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such twenty (20) days, any Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.

40. Entire Agreement. This Lease, including the exhibits, schedules and any addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect.

41. Construction. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the exhibits, schedules and any addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.

42. Representations and Warranties of Tenant. Tenant hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease.

(a) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Subject to the satisfaction of the Effectiveness Condition (as defined below), Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. Upon the effectiveness of this Lease on the Effective Date, this Lease will constitute the legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

(b) Other than the Existing Bankruptcy Case and in connection with any proceedings arising therefrom or therein, Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

43. Outside Areas.

(a) Subject to the terms and conditions of this Lease and such rules and regulations as Landlord may from time to time prescribe, Tenant and Tenant’s employees, invitees, guests and customers shall have the nonexclusive right to use the access roads, parking areas, and facilities within the Property, exclusive of the Building and the other buildings on the Property, provided and designated by Landlord for the general use and convenience of all occupants of the Property, which areas and facilities are referred to herein collectively as the “Outside Area.” This right shall terminate upon the termination of this Lease. Landlord reserves the right from time to time to make changes in the shape, size, location, amount and extent of the Outside Area. Landlord further reserves the right to promulgate such reasonable rules and regulations relating to the use of the Outside Area and any part or parts thereof, as Landlord may deem appropriate for the best interests of the occupants of the Property. The rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant and

Tenant shall abide by them and cooperate in their observance. Such rules and regulations may be amended by Landlord from time to time, with or without advance notice, and all amendments shall be effective upon delivery of a copy to Tenant. Tenant agrees to require its employees, executives, invitees, guests and customers to abide by such rules and regulations including parking regulations.

(b) Landlord shall operate, manage and maintain the Outside Area, and landscaping and the surface of the exterior walls. The manner in which the Outside Area shall be maintained and the expenditures for such maintenance shall be at the discretion of Landlord.

(c) No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside of the Building, except with the prior written consent of the Landlord. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Property outside of the Building, unless approved by Landlord.

(d) Tenant shall not use solid hard tires on any fork lifts or dollies on paved parking, truck loading or driveway areas, and in the event Tenant violates this provision, Tenant shall be responsible for the cost of resurfacing the entire damaged area.

44. Parking. Motor vehicle parking shall be non-exclusive, subject to reallocation by Landlord from time to time. Landlord reserves the right to designate from time to time the parking spaces for vehicles of Tenant and its employees, guests and invitees provided that in such instance Landlord shall make every effort to allocate the parking spaces closest to the Building for the use of Tenant and its employees, guests and invitees. Tenant shall have the right to a total parking allocation equal to 3.62 parking spaces for every 1,000 rentable square feet of the Premises and no additional fees or charges shall be paid by Tenant for the use of such parking spaces (except that any governmentally imposed charges or fees for parking may be included in the Outside Area Expenses payable by Tenant). Tenant agrees that Landlord shall have no responsibility for policing these parking spaces or seeing that they are used exclusively by Tenant’s employees, guests, or invitees. Tenant shall not at any time park or permit the parking of Tenant’s trucks or other vehicles, or the trucks or other vehicles of others, in driveways or adjacent to loading areas as to interfere in any way with the use of such areas, nor shall Tenant at any time park or permit the parking of Tenant vehicles or trucks, or the vehicles or trucks of Tenant’s suppliers or invitees, in any portion of the parking areas not designated by Landlord for such use by Tenant. Tenant shall not park or permit to be parked inoperative vehicles or equipment on any portion of the Outside Area and agrees that no vehicle will be parked on the Outside Area for longer than eighteen (18) hours in any twenty-four (24) hour period.

45. Calculation of Rentable Square Feet. The square footage of building area referred to in this Lease is calculated by utilizing measurements from either the outer extent (drip line) of roofed areas or from the outside of exterior walls.

46. Roof Rights.

(a) Tenant’s Equipment. Subject to the terms and conditions set forth in this Paragraph 46, and Tenant’s receipt of all necessary governmental approvals, Tenant shall have the right to install and operate a satellite dish or dishes on the roof of the Building, and related cabling within the Building risers (collectively, “Tenant’s Equipment”), at no charge to Tenant for the use of the roof and the risers, for the purpose of transmitting and/or receiving microwave or radio signals, in a manner consistent with Tenant’s business. Tenant shall, however, be responsible for all costs associated with the installation, maintenance and repair of Tenant’s Equipment as well as any utility costs associated with the operation of Tenant’s Equipment. The number, size, location and method of installing or affixing Tenant’s Equipment on the roof shall subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned so long as Tenant’s Equipment can be installed and operated on the roof of the Building without damaging the Building structure. Installation shall be designed and supervised by a duly registered and qualified professional engineer or architect approved by the Landlord. The installation shall be actually fastened (bolted, welded or otherwise positively anchored, not ballasted) to the structure and properly flashed to the roof membrane with all necessary work to preserve the roof integrity and any warranties. Any future installations or changes in Tenant’s Equipment shall be subject to all the conditions and restrictions for original installation of Tenant’s Equipment as set forth herein, and shall be subject to Landlord’s prior approval. For any transmitting device, the Tenant shall submit data to the Landlord detailing necessary safety precautions that will be used on the installation, including EMF output, in keeping with accepted operating and safety standards. Tenant shall not be permitted to assign or sublet the Tenant’s Equipment installation and operation rights to any other party. The right to operate Tenant’s Equipment shall expire upon the expiration or sooner termination of this Lease, at which time Tenant shall remove all of Tenant’s Equipment, including all cabling, from the Building and repair any damage to the Building caused by the installation, operation or removal of Tenant’s Equipment. Landlord shall have the right to do maintenance, repairs and remodeling to the Building and roof space at any time without Tenant’s prior approval provided that none of such maintenance, repairs or remodeling interferes with the use of the Premises by Tenant or the conduct of Tenant’s business in the Building.

(b) Cabling. In the event that Tenant desires to run any cable through the Building in connection with the installation and maintenance of Tenant’s Equipment, Tenant agrees to submit working drawings to the Landlord specifying the following: (i) the locations throughout the Building where the cable will be located; (ii) the manner in which the cabling will be run through the Building; (iii) the communications closets, if any, which will be utilized in installing and maintaining such cabling; (iv) the amount of cable which will be required to be utilized; and (v) the type of cable which will be utilized. Such working drawings are subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Tenant shall not install any cabling or perform any work until such working drawings have been approved by the Landlord. Additionally, Tenant agrees that all cable shall be shielded cable, that the cable coating shall comply with all applicable fire codes and is properly labeled so that it can be identified by the Landlord, Landlord’s agents or third parties. Tenant further agrees to provide Landlord reasonable notice prior to installing any cable, and such notice shall set forth the times at which Tenant expects to be installing or working on such cables.

47. Effectiveness of Lease. Landlord acknowledges that, as of the date of execution and delivery of this Lease, Tenant is a debtor-in-possession under that certain chapter 11 case styled In re Silicon Graphics, Inc. et al., Case No. 06-10977 (BRL) (the “Existing Bankruptcy

Case”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Notwithstanding anything to the contrary contained in this Lease and except as otherwise provided in Paragraph 3(d), this Lease shall become effective only upon Tenant having been authorized to enter into this Lease by order of the Bankruptcy Court and such order shall have not been reversed, vacated or stayed and the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired, and no appeal, petition for certiorari or other proceedings for a new trial or rehearing shall then be pending (such condition to the effectiveness of this Lease being referred to herein as the “Effectiveness Condition”). The date on which the Effectiveness Condition is satisfied is referred to herein as the “Effective Date.” If the Effectiveness Condition has not been satisfied on or prior to September 20, 2006, then either party shall have the right, by written notice given to the other party, to terminate this Lease, whereupon neither party hereto shall have any further rights or obligations hereunder except as otherwise provided in Paragraph 3(d).

48. Option to Extend.

(a) Option Term. Provided that an Event of Default shall not have occurred and be continuing, either at the time of exercise or at the time the extended Term commences, Tenant shall have the option to extend the initial Term of this Lease for an additional period of five (5) years (the “Option Period”) with respect to all of the Premises, on the same terms, covenants and conditions provided herein, except that the Base Rent payable hereunder during the Option Period shall be ninety-five percent (95%) of the then fair market rental value of the Premises, as determined pursuant to Paragraph 48(b). Tenant shall exercise its option, if at all, by giving Landlord written notice (the “Option Notice”) at least six (6) months but not more than twelve (12) months prior to the expiration of the initial Term of this Lease.

(b) Option Period Rent.

(1) The “then fair market rental value of the Premises” shall be defined to mean the fair market rental value of the Premises as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, and the rent for comparable buildings located in Sunnyvale, and shall be determined as provided in this Paragraph 48(b)(1). The parties shall have thirty (30) days after Landlord receives the Option Notice within which to agree on the then fair market rental value of the Premises. If the parties so agree within said period, they shall immediately execute an amendment to this Lease stating the Base Rent for the Option Period based upon ninety-five percent (95%) of the then fair market rental value of the Premises. If the parties are unable to so agree within said period then the then fair market rental value of the Premises shall be determined in accordance with Paragraph 48(b)(2).

(2) Within seven (7) days after the expiration of the thirty (30) day period set forth in Paragraph 48(b)(i), each party, at its sole cost and by giving notice to the other party, shall appoint an independent real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the Premises are located to determine the then fair market rental value of the Premises for the Option Period. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall determine the then fair market rental value of the Premises. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to determine the then fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to determine the then fair market rental value of the Premises. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party, can apply to the Santa Clara County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(3) Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall determine the then fair market rental value of the Premises for the Option Period. If a majority of the appraisers are unable to do so within said period of time, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be deemed to be the then fair market rental value of the Premises. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower or higher, respectively, than the middle appraisal, then the low appraisal and/or the high appraisal, respectively, shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be deemed to be the then fair market rental value of the Premises. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, then only the middle appraisal shall be used as the result of the appraisal. After the fair market rental value of the Premises has been determined, the appraisers shall immediately notify the parties and the parties shall amend this Lease to set forth the Base Rent for the Option Period based upon ninety-five percent (95%) of the then fair market rental value of the Premises.

(c ) Rights Personal to Tenant. The option to extend the Term set forth herein is personal to Silicon Graphics, Inc. and to any Permitted Assignee and shall not be transferred or assigned to any other third party; provided, however, that if the net worth of an assignee (other than a Permitted Assignee) then in possession of the Premises is equal to or greater than the net worth of Silicon Graphics, Inc. as of the date of exercise of the option to extend the Term pursuant to Paragraph 48, then the option may be assigned to such assignee.

49. Interest on Past Due Obligations. Any Base Rent or Additional Rent due Landlord hereunder, other than late charges, not received by Landlord within thirty (30) days following the date on which it was due, shall bear interest from the thirty-first (31st) day after it was due at the rate of 10% per annum, but not exceeding the maximum rate allowed by law (the “Interest Rate”), in addition to the late charge provided for in Paragraph 5.

50. Confidentiality. Except as required by applicable law (including, without limitation, in connection with the Existing Bankruptcy Case), the Securities and Exchange Commission regulations, or any securities listing agency rules or requirements, Landlord and Tenant each agree to keep the terms and conditions of this Lease confidential and neither party shall disclose any such terms to a third party without the prior written consent of the other, provided, however, that the foregoing shall not prohibit Tenant from presenting a copy of this

Lease to a prospective assignee, sublessee, lender or purchaser nor shall it prohibit Landlord from presenting a copy of this Lease to a prospective lender or purchaser of the Building or the Property.

51. Tenant’s Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of Rent or other income received by Landlord from the Property or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Property or out of insurance proceeds received by Landlord from any damage to or destruction of the Property, and Landlord’s Agents shall have no personal liability for any deficiency.

52. Counterparts. This Lease may be executed in one or more counterparts, and may be signed by each party on a separate counterpart, each of which, taken together, shall be an original, and all of which shall constitute one and same instrument.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK]

Landlord and Tenant have executed and delivered this Lease as of the date first hereinabove set forth.

LANDLORD:			TENANT:

Christensen Holdings, L.P., a California limited partnership			Silicon Graphics Inc., a Delaware corporation

By:	The Christensen Company, LLC, a California limited liability company, General Partner		By:	/s/ Dennis McKenna
			Its:	CEO and President

	By:	/s/ Herman Christensen, Jr.
Herman Christensen, Jr., its Manager

EXHIBIT A

Premises

[See Attached]

EXHIBIT B

Property

Legal Description

All that certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

ALL OF PARCEL 2, as shown upon that certain Map entitled, Parcel Map lying within the City of Sunnyvale, being a resubdivision of Parcels A & B as shown upon that Record of Survey recorded in Book 285 of Maps, at page 3, City of Sunnyvale, Santa Clara County, California, which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California, on May 10, 1977 in Book 395 of Maps, at page 23.

Site Plan

[See Attached]

EXHIBIT C

Commencement Date Memorandum

The undersigned parties agree that the Commencement Date under and as defined in the Lease Agreement dated as of September 7, 2006, entered into between the parties is                         , 200   and the expiration date of the Lease Agreement is                         , 200  .

LANDLORD:			TENANT:

Christensen Holdings, L.P., a California limited partnership			Silicon Graphics, Inc., a Delaware corporation

By:	The Christensen Company, LLC, a California limited liability company, General Partner		By:
Its:
By:
Herman Christensen, Jr., Manager

EXHIBIT D

Additional Rent Calculation (Example)

[See Attached]

EXHIBIT E

Tenant Improvements

•	Build–out a central customer lobby area for the space

•	Demo 20% of existing rooms (including specialized lab areas) to create an open office environment throughout the floor

•	Install the SGI standard Herman Miller Ethospace furniture systems

•	Re-use existing closed door spaces as either employee offices or phone/focus rooms

•	Build-out break rooms and service areas (copy/ printer) as necessary; aesthetic upgrade on existing rooms for conference rooms and hard wall offices.

•	Install new CAT5E data cabling for network infrastructure throughout the entire space

•	Build-out a Fitness Center

•	Build out Customer Training Room and Lab.

•	Re-use existing warehouse and docks for Shipping & Receiving functions

•	Install a new security system utilizing card access and cameras

•	General cosmetic upgrade – paint, repair/replacement of flooring, walls and ceiling

•	Paint and flooring upgrade in existing cafe

[See Attached Schematic]

EXHIBIT F

Specialized Tenant Improvements

•	Build-out 14000 sq feet of Engineering R&D labs converting existing rooms and open office space to a consolidated full computer environment.

•	Chilled water plant for lab HVAC.

•	Upgrade/re routing of electrical systems to accommodate systems requirements in the labs

•	Installation of all new CAT5E data cabling for network infrastructure.

[See Attached Schematic]

EXHIBIT G

Additional Work

1.	Replacement of eight Trane roof top air conditioning package units; AC-1, AC-2, AC-3 (40 tons each), AC-4 (50 tons), AC-5, AC-6 (55 tons each) , AC-7 and AC-8 (50 tons each) and replacement of nine roof top duct furnaces and the rooftop pneumatic control compressor.

2.	Includes disconnect and reconnect of all gas and plumbing piping, and electrical connections.

3.	Replace missing condensate piping on all rooftop equipment either being replaced or re-used.

4.	Include new Ductwork and supports as required to tie new equipment into existing duct mains.

5.	Reclaim refrigerant on all units prior to removal.

6.	Include required permits.

7.	Include factory start-up, and test.

8.	Include one year warranty

9.	Replace equipment with like units, matching size, capacity, weight, etc.

10.	Include HVAC design drawings and as-builts in CAD format.

11.	Provide T-24 calculations as required for acquisition of applicable permits.

12.	Include structural modifications, if required, to support new equipment.

EXHIBIT H

Signage Locations

EXHIBIT I

See Attached